Rescinding Delisting Notice of Securities of Ampal American Israel Corporation from The NASDAQ Stock Market.
NEW YORK, March 25, 2013. On March 22, 2013, The NASDAQ Stock Market erroneously announced that it had delisted the common stock of Ampal American Israel Corporation. Ampal American Israel Corporations stock remains listed on NASDAQ, but is currently suspended from trading on NASDAQ pending the outcome of its appeal of a NASDAQ Hearing Panel determination to delist the companys securities. Should the Hearing
Panel determination to delist the companys securities be affirmed, NASDAQ will file a Form 25 with the Securities and Exchange Commission to complete the delisting. The delisting becomes effective ten days after the Form 25 is filed. For news and additional information about the company, including the basis for the delisting and whether the companys securities are trading on another venue, please review the companys public filings or contact the company directly. For more information about The NASDAQ Stock Market, visit the NASDAQ Web site.